Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on January 14, 2015

Registration Statement No. 333-194765-03

$1.1bln AmeriCredit Automobile Receivables Trust (AMCAR) 2015-1

JOINT LEADS : Wells Fargo (str), RBC, JPM and MS

CO-MANAGERS : CS, BNP, DB and Citi

Class	$AMT(mm)	WAL	DBRS/MDY	WIN	E.FINAL	L.FINAL	Bch	Sprd	Yld	Cpn	$Price
A-1	156.000	0.21	R-1H/P-1	1-5	06/15	01/16	YLD		0.30%	0.30%	100.00000
A-2A	100.000	0.90	AAA/Aaa	5-19	08/16	04/18	EDSF	+42	0.775%	0.77%	99.99665
A-2B	235.000	0.90	AAA/Aaa	5-19	08/16	04/18	1mL	+42	1ML+42		100.00000
A-3	292.390	2.15	AAA/Aaa	19-35	12/17	11/19	IntS	+50	1.266%	1.26%	99.99435
B	84.390	3.07	AA/Aa2	35-40	05/18	03/20	IntS	+85	1.893%	1.88%	99.98341
C	104.760	3.63	A/A2	40-48	01/19	01/21	IntS	+135	2.527%	2.51%	99.98689
D	103.020	4.04	BBB/Baa2	** Retained **
E	24.440	4.04	BB/Ba2	** Retained **

Expected Ratings	: DBRS, Moody’s	*Format	: CLS A1-D -> Public
Expected Settle	: 01/22/15
First Pay Date	: 02/09/15	*Ticker	: AMCAR 2015-1
Min Denoms	: $1,000 x $1,000	*ERISA Eligible	: Yes
PX Timing	: PRICED	*Bill & Deliver	: Wells Fargo

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Wells Fargo Securities, LLC will arrange to send you the base prospectus at no charge if you request it by calling 1-(800) 326-5897.